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                                                                    EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE



To the Board of Directors and Shareholders of Powerwave Technologies, Inc.


We consent to the use in this Registration Statement of Powerwave Technologies, Inc. on Form S-1 of our report dated April 8, 1996 (except for paragraph 14 of Note 2, for which the date is October __, 1996), appearing in the Prospectus, which is a part of this Registration Statement, and to the references to us under the heading "Selected Consolidated Financial Data" and "Experts" in such Prospectus.

Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedule of Powerwave Technologies, Inc., listed in Item 16. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.



DELOITTE & TOUCHE LLP
Costa Mesa, California
October 8, 1996